EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-            ) pertaining to the TeleCommunication Systems, Inc. Third Amended and Restated Employee Stock Purchase Plan of our report dated April 25, 2013 relating to the financial statements of the TeleCommunication Systems, Inc. Employee Stock Purchase Plan as of January 31, 2013 and for the year then ended, included in its Annual Report (Form 11-K) for the fiscal year ended January 31, 2013, filed with the Securities and Exchange Commission.

/s/ CohnReznick LLP

Bethesda, Maryland

June 7, 2013